EXHIBIT 99.1
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[SUSSER HOLDINGS CORPORATION LOGO]


                                   Contacts: Mary Sullivan, EVP, Treasurer & CFO
                                             (361) 693-3743
                                             E.V. (Chip) Bonner, EVP
                                             (361) 693-3735
                                             Susser Holdings Corporation

                                             Ken Dennard, Managing Partner
                                             Anne Vincent, Sr. VP
                                             DRG&E / (713) 529-6600

              SUSSER HOLDINGS CORPORATION NAMES RONALD D. COBEN AS
                EXECUTIVE VICE PRESIDENT, CHIEF MARKETING OFFICER

CORPUS CHRISTI, Texas, Nov. 28, 2006 - Susser Holdings Corporation (NASDAQ:
SUSS), a leading convenience store operator and wholesale fuel supplier to dealers in Texas and Oklahoma, today announced that it has named Ronald D. Coben to the newly created position of Executive Vice President, Chief Marketing Officer.

         Mr. Coben has over 20 years' experience with a number of retail organizations, including Foley's, Computer Craft, Texas Commerce Bank and Bank United Corporation, where he served as Executive Vice President of Retail and Business Banking. He has extensive experience in building brands, consumer marketing and operations management. Most recently, Mr. Coben was President of Think So LLC, an executive-level marketing consultancy, where he worked closely with Susser Holdings during 2005 and 2006 as it developed its proprietary Stripes brand and enhanced the Laredo Taco Company brand. Mr. Coben also serves as a director of Cardtronics.

         Sam L. Susser, Chief Executive Officer, stated, "Ron has been an instrumental part of our ongoing re-branding effort here at Susser. We are excited to be adding a professional with his knowledge and experience to our leadership team."

ABOUT SUSSER HOLDINGS CORPORATION

Corpus Christi, Texas-based Susser Holdings Corporation is the leading non-refiner convenience store operator and motor fuel distributor in Texas. Susser operates more than 320 convenience stores in Texas and Oklahoma under the Stripes and Circle K brands, offering motor fuel, merchandise, restaurant service under the Company's own Laredo Taco Company brand, and other services. Susser also supplies more than 360 branded dealers through its wholesale fuel division.
                                                                         SUSS-IR

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